UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

-----------------

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 19, 2004

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut		06813
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 825-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 19, 2004, FuelCell Energy, Inc. (FuelCell) and its wholly-owned Canadian subsidiary, FuelCell Energy, Ltd., entered into an asset purchase agreement (the “Agreement”) with Versa Power Systems, Inc., a Delaware corporation, and Versa Power Systems, Ltd., a Canadian corporation and wholly-owned subsidiary of Versa Power Systems, Inc. The Agreement provides for FuelCell Energy, Ltd. to transfer substantially all of its solid oxide fuel cell (SOFC) assets and operations (including manufacturing and test equipment, intellectual property and personnel) to Versa Power Systems, Ltd. In exchange, FuelCell will receive 5,714 shares of Versa Power Systems, Inc. common stock, increasing FuelCell’s ownership position in Versa to 7,714 shares, or 42 percent. No cash will be exchanged in this transaction.

FuelCell will be granted a second seat on Versa’s board, which will be increased from six to seven members. Currently, Dr. Hansraj C. Maru, FuelCell’s Chief Technology Officer is a member of Versa’s board.

Closing of the transaction is expected to take place on November 1, 2004. Closing of the transaction is subject to certain conditions, including the receipt of necessary third-party consents and approvals, including the consent of Enbridge, Inc., the holder of the Series 1 Preferred Shares issued by FuelCell Energy, Ltd. A copy of the Agreement is attached hereto as Exhibit 99.1. The foregoing description of the Agreement is qualified in its entirety by reference to the complete copy of the Agreement attached hereto.

Prior to the completion of the transaction, FuelCell plans to redeem all of the approximately 2 million issued and outstanding exchangeable shares issued by FuelCell Energy, Ltd. The exchangeable shares will be redeemed in exchange for shares of FuelCell Energy, Inc. common stock on a one-for-one basis. The redemption will have no impact on the total number of shares of FuelCell common stock deemed outstanding.

Following the transaction, FuelCell plans to pledge the Versa shares received in the transaction to Enbridge, Inc., the holder of all of the Series 1 Preferred Shares issued by FuelCell Energy, Ltd. The pledge will secure FuelCell’s existing guaranty of the obligations of FuelCell Energy, Ltd. under the Series 1 Preferred Shares to Enbridge.

FuelCell and Enbridge are currently party to a distribution agreement, which names Enbridge as FuelCell’s Canadian DFC power plant distributor. The distribution agreement granted warrants to Enbridge to purchase 500,000 shares of FuelCell common stock, which vest based on DFC power plant sales volume George K. Petty, a member of FuelCell’s board, is a director of Enbridge.

Pursuant to the terms of this transaction, FuelCell expects to incur cash costs in the range of approximately $1.0 million to $1.5 million related to severance and facility consolidations in Calgary, Canada. In addition, FuelCell has committed to future cash payments for severance costs totaling $0.8 million in the event that employees are laid off by Versa Power Systems, Ltd. (or its parent). FuelCell also expects to incur non-cash costs in the range of $0.5 to $1.0 million related to impairments of certain fixed assets not-assumed by Versa. Further details of the costs mentioned in this paragraph are provided in Item 2.05 below.

A copy of a press release announcing the transaction is attached hereto as Exhibit 99.2.

Item 2.05. Costs Associated with Exit or Disposal Activities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

                As a result of this transaction, FuelCell will report its Solid Oxide Fuel Cell (SOFC) business in Canada as discontinued for the quarter and fiscal year ended October 31, 2004.

                Pursuant to the terms of the transaction, FuelCell expects to make future cash payments in the range of approximately $1.0 million to $1.5 million related to employee severance and facility consolidations in Calgary, Canada. Approximately $0.1 million of this amount is expected to relate to severance payments to employees to be paid duringFuelCell's quarter ended October 31, 2004. The remaining payments are expected to be made during FuelCell's fiscal year end October 31, 2005.

                In addition FuelCell has committed to paying future severance costs for time and service accrued up to November 1, 2004 for employees that are moving to Versa. FuelCell's liability for such severance costs is limited to the period commencing on November 1, 2004 through the earlier of (1) the award of Phase 2 of the U.S. Department of Energy ("DOE") Solid-State Energy Conversion Alliance ("SECA") program to FuelCell, (2) one year after the completion of Phase 1 of the SECA program, or (3) February 26, 2008. Subsequent to this period Versa Power Systems, Ltd. (or its parent) shall be responsible for all severance liability thereafter for all such employees. FuelCell estimates this liability at approximately $0.8 million.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Asset Purchase Agreement, dated October 19, 2004, by and among FuelCell Energy, Inc., FuelCell Energy, Ltd., Versa Power Systems, Inc. and Versa Power Systems, Ltd. (Schedules to this agreement have not been included. A copy of these items will be furnished to the Securities and Exchange Commission upon its request.)

99.2	Press Release of FuelCell Energy, Inc., dated October 20, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: October 25, 2004	By:	/s/ Joseph G. Mahler
Joseph G. Mahler
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Asset Purchase Agreement, dated October 19, 2004, by and among FuelCell Energy, Inc., FuelCell Energy, Ltd., Versa Power Systems, Inc. and Versa Power Systems, Ltd. (Schedules to this agreement have not been included. A copy of these items will be furnished to the Securities and Exchange Commission upon its request.)

99.2	Press Release of FuelCell Energy, Inc., dated October 20, 2004